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                                                                     Exhibit 5.1

                  [Letterhead of Fulbright & Jaworski, L.L.P.]




December 11, 1997



TE Products Pipeline Company, Limited Partnership
P.O. Box 2521
Houston, Texas  77252-2521


Dear Sirs:

             We have acted as counsel to TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership (the "Partnership"), in connection with the proposed offering by the Partnership of $150,000,000 aggregate
principal amount of the Partnership's      % Senior Notes due 2007 (the "2007
Notes") and $240,000,000 aggregate principal amount of the Partnership's      %
Senior Notes due 2027 (the "2027 Notes") (collectively, the "Notes"). The Securities are to be issued pursuant to an Indenture (the "Indenture") between the Partnership and The Bank of New York, as Trustee.

             In connection with such matters we have examined, among other things, the Agreement of Limited Partnership and Certificate of Limited Partnership of the Partnership, the corporate proceedings of the general partner of the Partnership with respect to the offering of the Notes, the proposed form of Indenture, the proposed form of Note in proof, the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement (as hereinafter defined) (the "Underwriting Agreement"), among the Partnership and its partners and Merrill Lynch & Co. and Merrill Lynch Pierce Fenner & Smith Incorporated, as representatives of the Underwriters, and the Registration Statement on Form S-3 (Registration No. 333-38473), as amended, filed by the Partnership with the Securities and Exchange Commission, for the registration of the Notes under the Securities Act of 1933 (such Registration Statement as amended at the time it becomes effective being herein referred to as the "Registration Statement").

             Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Notes have been duly authorized by the Partnership for issuance, and the Partnership has full partnership power and authority to issue, sell and deliver the Notes, and, when authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Purchase Agreement, will, under the law of the State of New York, constitute the legal, valid and binding obligations of the Partnership enforceable against the Partnership in accordance with their respective terms; and the Indenture has been duly authorized, executed and delivered by the Partnership and, under the law of the State of New York, constitutes the legal, valid and binding